Exhibit 99.A

Media Contact: Christy Phillips 704.383.8178 Investor Contact: Alice Lehman 704.374.4139

Press Release Friday, October 22, 2004

WACHOVIA CORPORATION ANNOUNCES SOUTHTRUST DIRECTORS TO JOIN BOARD OF DIRECTORS

CHARLOTTE, N.C. – Wachovia Corporation (NYSE:WB) today announced the three SouthTrust directors who will serve on Wachovia’s board immediately following the completion of the merger. Wachovia Corporation and SouthTrust Corporation anticipate closing the merger on or about November 1, 2004, contingent on shareholder approval of both companies. As indicated at the time of the June 21 merger announcement, Wachovia’s board will include three former SouthTrust directors, including Wallace Malone, SouthTrust’s chairman and CEO.

“We are pleased to name these three SouthTrust directors to the Wachovia board,” said Ken Thompson, chairman, president and chief executive officer. “These directors will further strengthen the extraordinary talent and depth of experience of our board, which will continue to provide superior guidance and direction for Wachovia’s future success. It is truly an honor to serve as chairman of such a distinguished board.”

The directors elected to Wachovia’s board effective immediately following the merger are:

Wallace D. Malone, Jr., 68, is Chairman and Chief Executive Officer of SouthTrust Corporation and has more than 45 years of experience in the banking industry. He serves as a director or trustee of Samford University, the Economic Development Partnership of Alabama, the Salvation Army Advisory Board, the Greater Alabama Council of the Boy Scouts of America, the EyeSight Foundation of Alabama and the Baptist Health System. Mr. Malone currently serves on the board of American Cast Iron Pipe Company.

Donald M. James, 55, is the CEO of Vulcan Materials Company, the largest U.S. producer of construction aggregates, based in Birmingham, Ala. He has served in this position since 1993. He joined SouthTrust’s board in 1998. He currently serves on the board of directors at Protective Life Corporation and The Southern Company.

Van L. Richey, 54, is the President and CEO of American Cast Iron Pipe Company, a manufacturer of ductile iron pipe and fittings in Birmingham, Ala. He has served as a member of SouthTrust’s board since 1996.

“Don James and Van Richey have been invaluable to SouthTrust’s success and helping to build the strong company we are today,” said Wallace Malone, chairman and CEO of SouthTrust. “We look forward to serving on Wachovia’s board and continuing our company’s long-standing traditions of customer service, excellent financial performance and strong corporate governance.”

Following the merger and including the three new SouthTrust directors, Wachovia will have 18 directors. Under the New York Stock Exchange’s listing requirements, nearly 80% of Wachovia’s board will be “independent”, substantially exceeding the NYSE’s listing requirements. Mr. Malone, who will become Vice Chairman of Wachovia, will not be independent, and Mr. Richey will not be considered independent because Mr. Malone currently serves on the compensation committee of the board of American Cast Iron Pipe Company. Lanty Smith will continue to serve as Wachovia’s lead independent director.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and retail brokerage operations nationwide. Wachovia had assets of $436.7 billion, market capitalization of $61.4 billion and stockholders’ equity of $33.9 billion at September 30, 2004. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 12 million client relationships (including households and businesses), primarily in 11 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states. Global services are offered through 33 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

Additional Information

The proposed merger will be submitted to Wachovia’s and SouthTrust’s shareholders for their consideration. Stockholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction between Wachovia and SouthTrust and any other relevant documents filed with the SEC because they contain important information. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and SouthTrust, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents at www.wachovia.com under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports—SEC Filings”. You may also obtain these documents at www.southtrust.com under the tab “About SouthTrust”, then under “Investor Relations” and then under “SEC Documents”. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782, or to SouthTrust Corporation, P. O. Box 2554, Birmingham, AL 35290, (205)-254-5187. Additional copies of the joint proxy statement/prospectus may also be obtained by contacting Wachovia’s proxy solicitor, Georgeson Shareholder Communications, toll free at 1-800-255-8670, or SouthTrust’s proxy solicitor, Morrow & Co., Inc., toll free at 1-877-366-1576.